Exhibit 99.1

Central Garden & Pet Announces Q4 and Fiscal 2022 Financial Results

Fiscal 2022 net sales increased 1% to $3.3 billion

Fiscal 2022 diluted EPS increased 2% to $2.80

Initial outlook for fiscal 2023 EPS in the range of $2.60 to $2.80

WALNUT CREEK, Calif.--(BUSINESS WIRE)--November 21, 2022--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) ("Central"), a market leader in the Garden and Pet industries, today announced results for its fourth quarter and fiscal year 2022 ended September 24, 2022.

"Central delivered solid fiscal 2022 results in a challenging environment characterized by poor weather during the peak garden season, high inflation, evolving consumer behavior and unfavorable retailer inventory dynamics. Despite these headwinds, we grew net sales, gross margin, operating income, and EPS versus prior year, and we exceeded the guidance we provided in June," said Tim Cofer, CEO of Central Garden & Pet. "While the near-term economic outlook remains volatile and likely unfavorable, we remain confident in the fundamental trends that support growth in the Garden and Pet industries, the competitive strength of Central and our Central to Home strategy."

Fiscal 2022 Results

Net sales were $3.3 billion, an increase of 1% compared to the prior year, driven by the Company's recent acquisitions. Net sales grew at a 12% three-year CAGR from $2.4 billion in fiscal 2019. Organic net sales decreased 3%.

Net sales for the Pet segment were $1.9 billion, a decrease of 1% compared to a year ago, unfavorably impacted by SKU rationalization and the purposeful decision to exit low-profit private label product lines. Net sales for the Pet segment grew at a 9% three-year CAGR compared to $1.5 billion in fiscal 2019. Net sales for the Garden segment increased 4% to $1.5 billion compared to $1.4 billion in the prior year and at a 17% three-year CAGR compared to $923 million in fiscal 2019.

Despite significant inflationary headwinds across commodities, freight and labor, gross margin increased 30 basis points to 29.7% compared to 29.4% a year ago. The Company was able to offset these headwinds through a combination of pricing actions, favorable product mix and gross productivity efforts.

Operating income of $260 million increased 2% from $254 million in fiscal 2021. Operating margin increased 10 basis points to 7.8% compared to 7.7% a year ago, due to gross margin improvement.

Other expense was $3.6 million compared to $1.5 million in the prior year.

Net interest expense was $58 million, in line with the prior year.

Net income was $152 million, in line with a year ago. Diluted earnings per share grew $0.05 to $2.80 compared to $2.75 in the prior year.

Adjusted EBITDA was $367 million, an increase of 4% compared to $352 million in fiscal 2021.

The effective tax rate for the fiscal year was 23.2% compared to 21.6% in the prior year. The increased effective income tax rate in fiscal 2022 was due primarily to a reduced tax benefit from stock-based compensation compared to the prior year.

Fourth Quarter Fiscal 2022 Results

Net sales decreased 4% to $707 million compared to $739 million in the fourth quarter of fiscal 2021.

Gross margin decreased 60 basis points to 28.2% as the positive effect of pricing actions was more than offset by substantial inflationary cost pressure and lower sales volume.

Operating income was $13 million, an increase of 34% compared to $10 million in the fourth quarter of fiscal 2021. Operating margin was 1.8%, an increase of 50 basis points compared to 1.3% in the prior year quarter.

Other expense was $2.3 million compared to $1.9 million in the fourth quarter of fiscal 2021.

Net interest expense of $14 million for the fourth quarter was in line with the prior-year quarter.

This resulted in a net loss of $2.0 million compared to a net loss of $3.0 million in the fourth quarter of fiscal 2021, and a diluted loss per share of $0.04 compared to a diluted loss per share of $0.06 in the prior year quarter.

Adjusted EBITDA was $42 million, up 13% from $38 million in the fourth quarter of fiscal 2021.

Pet Segment Fourth Quarter Fiscal 2022 Results

Net sales for the Pet segment were $440 million, a decrease of 4% compared to the prior year, unfavorably impacted by SKU rationalization and the purposeful decision to exit low-profit private label product lines.

The Pet segment’s operating income was $40 million, an increase of 28% compared to $32 million in the prior year quarter. Operating margin of 9.2% reflected an increase of 230 basis points compared to 6.9% in the fourth quarter of fiscal 2021, driven primarily by lower commercial expense and variable compensation as well as the favorable impact of pricing actions.

Garden Segment Fourth Quarter Fiscal 2022 Results

Net sales for the Garden segment were $268 million, a decrease of 4% compared to the prior year quarter, due to softness across most of the Garden portfolio, partially offset by continued strength in wild bird, packet seeds and grass seed.

The Garden segment’s operating income was $1.8 million compared to $1.1 million in the fourth quarter of fiscal 2021. Operating margin was 0.7%, an increase of 30 basis points compared to 0.4% in the prior year quarter, driven by lower variable compensation compared to the prior year.

Additional Information

At September 24, 2022, the Company’s cash and cash equivalents was $177 million, compared to $426 million a year ago.

Cash used by operations for fiscal 2022 was $34 million, compared to cash provided by operations of $251 million in the prior year. The increase in cash used by operations was primarily due to changes in working capital driven in part by the higher cost of inventory in this inflationary environment as well as management's decision to increase inventory levels significantly to mitigate the adverse impact of supply chain disruptions on the Company's fill rates.

Total debt at September 24, 2022 and September 25, 2021 was $1.2 billion. The Company's leverage ratio, as defined in the Company's credit agreement, at the end of the quarter and the fiscal year was 2.9x compared to 3.0x in the prior year. The Company repurchased approximately 495 thousand shares or $20 million of its stock during the quarter.

Outlook for Fiscal 2023

The Company currently projects fiscal 2023 GAAP EPS in the range of $2.60 to $2.80. This outlook reflects the macroeconomic uncertainty, further cost inflation, evolving consumer behavior and unfavorable retailer inventory dynamics. The outlook includes anticipated pricing actions and productivity initiatives across the Company's portfolio to help mitigate inflationary headwinds. The Company expects fiscal 2023 capital spending to be significantly below fiscal 2022 levels. Fiscal 2023 will have 53 weeks compared to 52 weeks in fiscal 2022. This outlook does not include the impact of any acquisitions that may close during fiscal 2023.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fourth quarter and fiscal year 2022 results. The conference call and related materials can be accessed at http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13732255.

About Central Garden & Pet

Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With fiscal 2022 net sales of $3.3 billion, Central is on a mission to lead the future of the Pet and Garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Amdro®, Aqueon®, Cadet®, Farnam®, Ferry~Morse®, Four Paws®, Kaytee®, K&H®, Nylabone® and Pennington®, strong manufacturing and distribution capabilities and a passionate, entrepreneurial growth culture. Central Garden & Pet is based in Walnut Creek, California and has over 7,000 employees across North America and Europe. Visit www.central.com to learn more.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including further cost inflation, evolving consumer behavior and unfavorable retailer dynamics, anticipated pricing actions, productivity initiatives and reduced capital spending, and earnings guidance for fiscal year 2023, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  high inflation, a potential recession and other adverse macro-economic conditions;
  fluctuations in market prices for seeds and grains and other raw materials;
  our inability to pass through cost increases in a timely manner;
  fluctuations in energy prices, fuel and related petrochemical costs;
  declines in consumer spending and increased inventory risk during economic downturns;
  our ability to successfully manage the continuing impact of COVID-19 on our business, including but not limited to, the impact on our workforce, operations, fill rates, supply chain, demand for our products and services, and our financial results and condition;
  the potential for future reductions in demand for product categories that benefited from the COVID-19 pandemic, including the potential for reduced orders as retailers work through excess inventory;
  adverse weather conditions;
  the success of our Central to Home strategy;
  risks associated with our acquisition strategy, including our ability to successfully integrate acquisitions and the impact of purchase accounting on our financial results;
  supply chain delays and disruptions resulting in lost sales, reduced fill rates and service levels and delays in expanding capacity and automating processes;
  seasonality and fluctuations in our operating results and cash flow;
  supply shortages in pet birds, small animals and fish;

  dependence on a small number of customers for a significant portion of our business;
  consolidation trends in the retail industry;
  risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;
  competition in our industries;
  continuing implementation of an enterprise resource planning information technology system;
  potential environmental liabilities;
  risk associated with international sourcing;
  impacts of tariffs or a trade war;
  access to and cost of additional capital;
  potential goodwill or intangible asset impairment;
  our dependence upon our key executives;
  our ability to recruit and retain new members of our management team to support our growing businesses and to hire and retain employees;
  our inability to protect our trademarks and other proprietary rights;
  litigation and product liability claims;
  regulatory issues;
  the impact of product recalls;
  potential costs and risks associated with actual or potential cyber attacks;
  potential dilution from issuance of authorized shares;
  the voting power associated with our Class B stock; and
  the impact of new accounting regulations and the possibility our effective tax rate will increase as a result of future changes in the corporate tax rate or other tax law changes.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

ASSETS	September 24, 2022	September 25, 2021
Current assets:
Cash and cash equivalents	$177,442	$426,422
Restricted cash	14,742	13,100
Accounts receivable, net	376,787	385,384
Inventories, net	938,000	685,237
Prepaid expenses and other	46,883	33,514
Total current assets	1,553,854	1,543,657

Plant, property and equipment, net	396,979	328,571
Goodwill	546,436	369,391
Other intangible assets, net	543,210	134,431
Operating lease right-of-use assets	186,344	165,602
Other assets	55,179	575,028
Total	$3,282,002	$3,116,680

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$215,681	$245,542
Accrued expenses	201,783	234,965
Current lease liabilities	48,111	40,731
Current portion of long-term debt	317	1,081
Total current liabilities	465,892	522,319

Long-term debt	1,186,245	1,184,683
Long-term lease liabilities	147,724	130,125
Deferred income taxes and other long-term obligations	147,429	56,012

Equity:
Common stock	113	113
Class A common stock	413	423
Class B stock	16	16
Additional paid-in capital	582,056	576,446
Retained earnings	755,253	646,082
Accumulated other comprehensive loss	(4,145)	(831)
Total Central Garden & Pet shareholders’ equity	1,333,706	1,222,249
Noncontrolling interest	1,006	1,292
Total equity	1,334,712	1,223,541
Total	$3,282,002	$3,116,680

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Fiscal Year Ended
	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Net sales	$707,442	$739,127	$3,338,588	$3,303,684
Cost of goods sold	507,751	526,356	2,346,283	2,332,783
Gross profit	199,691	212,771	992,305	970,901
Selling, general and administrative expenses	186,793	203,166	732,269	716,405
Operating income	12,898	9,605	260,036	254,496
Interest expense	(14,620)	(14,269)	(58,253)	(58,597)
Interest income	531	93	719	415
Other expense, net	(2,259)	(1,876)	(3,596)	(1,506)
Income (loss) before income taxes and noncontrolling interest	(3,450)	(6,447)	198,906	194,808
Income tax (benefit) expense	(1,085)	(3,225)	46,234	42,035
Net income (loss) including noncontrolling interest	(2,365)	(3,222)	152,672	152,773
Net income (loss) attributable to noncontrolling interest	(375)	(215)	520	1,027
Net income (loss) attributable to Central Garden & Pet Company	$(1,990)	$(3,007)	$152,152	$151,746

Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$(0.04)	$(0.06)	$2.86	$2.81
Diluted	$(0.04)	$(0.06)	$2.80	$2.75

Weighted average shares used in the computation of net income per share:
Basic	52,718	53,926	53,220	53,914
Diluted	52,718	53,926	54,425	55,248

CENTRAL GARDEN & PET COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
	(in thousands)
Cash flows from operating activities:
Net income	$152,672	$152,773	$121,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,948	74,727	55,359
Amortization of deferred financing costs	2,657	2,208	1,873
Non-cash lease expense	48,656	41,044	35,025
Stock-based compensation	25,817	23,127	18,982
Debt extinguishment costs	169	8,577	—
Loss on sale of business	—	2,611	—
Deferred income taxes	28,128	(14,744)	(6,615)
Loss (gain) on disposal of property, plant and equipment	131	(256)	1,171
Asset impairments	—	—	3,566
Other	(779)	4,716	4,675
Changes in assets and liabilities (excluding businesses acquired):
Receivables	7,004	69,135	(91,470)
Inventories	(256,443)	(132,170)	27,351
Prepaid expenses and other assets	(6,031)	13,370	4,683
Accounts payable	(31,209)	24,583	52,047
Accrued expenses	(33,495)	6,734	72,278
Other long-term obligations	(7,728)	14,731	(83)
Operating lease liabilities	(44,527)	(40,322)	(36,089)
Net cash (used in) provided by operating activities	(34,030)	250,844	264,273
Cash flows from investing activities:
Additions to property, plant and equipment	(115,205)	(80,333)	(43,055)
Businesses acquired, net of cash acquired	—	(820,453)	—
Proceeds from sale of business	—	2,400	—
Payments for investments	(27,818)	(500)	(4,439)
Other investing activities	40	(473)	(612)
Net cash used in investing activities	(142,983)	(899,359)	(48,106)
Cash flows from financing activities:
Repayments on revolving line of credit	—	(858,000)	(200,000)
Borrowings on revolving line of credit	—	858,000	200,000
Premium paid on extinguishment of debt	—	(6,124)	—
Repayments of long-term debt	(1,096)	(430,401)	(113)
Issuance of long-term debt	—	900,000	—
Repurchase of common stock, including shares surrendered for tax withholding	(62,287)	(27,892)	(59,129)
Payments of contingent consideration	(216)	(373)	(227)
Distribution to noncontrolling interest	(806)	(606)	(143)
Payment of financing costs	(2,410)	(14,129)	(948)
Net cash (used in) provided by financing activities	(66,815)	420,475	(60,560)
Effect of exchange rate changes on cash and equivalents	(3,510)	1,165	89
Net (decrease) increase in cash, cash equivalents and restricted cash	(247,338)	(226,875)	155,696
Cash, cash equivalents and restricted cash at beginning of year	439,522	666,397	510,701
Cash, cash equivalents and restricted cash at end of year	$192,184	$439,522	$666,397
Supplemental information:
Cash paid for interest	$57,928	$42,762	$43,892
Cash paid for income taxes – net of refunds	34,964	70,831	25,537
Non-cash investing and financing activities:
Capital expenditures incurred but not paid	8,016	6,150	6,260
Liability for contingent performance based payments	(847)	610	227
Shares of common stock repurchased but not settled	911	2,112	—
Operating lease right of use assets recognized at ASC 842 transition	—	—	111,298
Operating lease liabilities recognized at ASC 842 transition	—	—	115,376
Operating lease right of use assets recognized after ASC 842 transition	70,794	90,799	39,605

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including adjusted EBITDA, organic sales, and non-GAAP net income and diluted net income per share.

Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

Adjusted EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization and stock-based compensation expense (or operating income plus depreciation and amortization expense and stock-based compensation expense). We present adjusted EBITDA because we believe that adjusted EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. Adjusted EBITDA is used by our management to perform such evaluation. Adjusted EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that adjusted EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present adjusted EBITDA when reporting their results. Other companies may calculate adjusted EBITDA differently and it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Incremental expenses from note redemption and issuance: we have excluded the impact of the incremental expenses incurred from the note redemption and issuance as they represent an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of these expenses supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Loss on sale of business: we have excluded the impact of the loss on the sale of a business as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of this loss supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments made reflect the following:

(1)

During the first quarter of fiscal 2021, we issued $500 aggregate principal amount of 4.125% senior notes due October 2030. We used a portion of the proceeds to redeem all of our outstanding 6.125% senior notes due 2023. As a result of our redemption of the 2023 Notes, we incurred incremental expenses of approximately $10.0 million, comprised of a call premium payment of $6.1 million, overlapping interest expense of approximately $1.4 million and a $2.5 million non-cash charge for the write-off of unamortized financing costs in interest expense. These amounts are included in interest expense in the consolidated statements of operations.

(2)

During the first quarter of fiscal 2021, we recognized a loss of $2.6 million, included in selling, general and administrative expense in the consolidated statement of operations, from the sale of our Breeder's Choice business unit after concluding it was not a strategic business for our Pet segment.

		GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended
		(in thousands, except per share amounts)
Net Income and Diluted Net Income Per Share Reconciliation		September 24, 2022	September 25, 2021
GAAP net income attributable to Central Garden & Pet Company		$152,152	$151,746
Incremental expenses from note redemption and issuance	(1)		9,952
Loss on sale of business	(2)		2,611
Tax effect of incremental redemption expenses and loss on sale			(2,711)
Non-GAAP net income attributable to Central Garden & Pet Company		$152,152	$161,598
GAAP diluted net income per share		$2.80	$2.75
Non-GAAP diluted net income per share		$2.80	$2.92
Shares used in GAAP and non-GAAP diluted net income per share calculation		54,425	55,248

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

CONSOLIDATED	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 24, 2022
	Net sales (GAAP)	Effect of acquisitions & divestitures on net sales	Net sales organic
	(in millions)
Reported net sales FY 2022	$3,338.6	$146.9	$3,191.7
Reported net sales FY 2021	3,303.7	3.9	3,299.8
$ increase (decrease)	$34.9	$143.0	$(108.1)
% increase (decrease)	1.1%		(3.3)%
PET	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 24, 2022
	Net sales (GAAP)	Effect of acquisitions & divestitures on net sales	Net sales organic
	(in millions)
Reported net sales FY 2022	$1,878.1	$—	$1,878.1
Reported net sales FY 2021	1,894.9	3.9	1,891.0
$ decrease	$(16.8)	$(3.9)	$(12.9)
% decrease	(0.9)%		(0.7)%

GARDEN	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 24, 2022
	Net sales (GAAP)	Effect of acquisitions & divestitures on net sales	Net sales organic
	(in millions)
Reported net sales FY 2022	$1,460.5	$146.9	$1,313.6
Reported net sales FY 2021	1,408.8	—	1,408.8
$ increase (decrease)	$51.7	$146.9	$(95.2)
% increase (decrease)	3.7%		(6.8)%
Adjusted EBITDA Reconciliation

The following is a reconciliation of net income to adjusted EBITDA:

	GAAP to non-GAAP Reconciliation Fiscal Year Ended September 24, 2022
	(in thousands)
Adjusted EBITDA Reconciliation	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	$—	$—	$—	$152,152
Interest expense, net	—	—	—	57,534
Other expense	—	—	—	3,596
Income tax expense	—	—	—	46,234
Net income attributable to noncontrolling interest	—	—	—	520
Sum of items below operating income	—	—	—	107,884
Income (loss) from operations	153,956	208,924	(102,844)	260,036
Depreciation & amortization	36,583	38,960	5,405	80,948
Noncash stock-based compensation			25,817	25,817
Adjusted EBITDA	$190,539	$247,884	$(71,622)	$366,801
	GAAP to non-GAAP Reconciliation Fiscal Year Ended September 25, 2021
	(in thousands)
Adjusted EBITDA Reconciliation	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	$—	$—	$—	$151,746
Interest expense, net	—	—	—	58,182
Other expense	—	—	—	1,506
Income tax expense	—	—	—	42,035
Net income attributable to noncontrolling interest	—	—	—	1,027
Sum of items below operating income	—	—	—	102,750
Income (loss) from operations	138,755	208,201	(92,460)	254,496
Depreciation & amortization	33,050	36,952	4,725	74,727
Noncash stock-based compensation			23,127	23,127
Adjusted EBITDA	$171,805	$245,153	$(64,608)	$352,350

	GAAP to non-GAAP Reconciliation Quarter Ended September 24, 2022
	(in thousands)
Adjusted EBITDA Reconciliation	Garden	Pet	Corp	Total

Net loss attributable to Central Garden & Pet	$—	$—	$—	$(1,990)
Interest expense, net	—	—	—	14,089
Other expense	—	—	—	2,259
Income tax benefit	—	—	—	(1,085)
Net loss attributable to noncontrolling interest	—	—	—	(375)
Sum of items below operating income	—	—	—	14,888
Income (loss) from operations	1,824	40,412	(29,338)	12,898
Depreciation & amortization	10,127	10,081	2,407	22,615
Noncash stock-based compensation			6,938	6,938
Adjusted EBITDA	$11,951	$50,493	$(19,993)	$42,451
	GAAP to non-GAAP Reconciliation Quarter Ended September 25, 2021
	(in thousands)
Adjusted EBITDA Reconciliation	Garden	Pet	Corp	Total
Net loss attributable to Central Garden & Pet	$—	$—	$—	$(3,007)
Interest expense, net	—	—	—	14,176
Other expense	—	—	—	1,876
Income tax benefit	—	—	—	(3,225)
Net loss attributable to noncontrolling interest	—	—	—	(215)
Sum of items below operating income	—	—	—	12,612
Income (loss) from operations	1,105	31,597	(23,097)	9,605
Depreciation & amortization	10,800	10,025	1,143	21,968
Noncash stock-based compensation			6,087	6,087
Adjusted EBITDA	$11,905	$41,622	$(15,867)	$37,660

Contacts

Investor Relations Contact:
Friederike Edelmann
VP of Investor Relations
(925) 412 6726
fedelmann@central.com